UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Avis Budget Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	06-0918165
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

6 Sylvan Way Parsippany, New Jersey	07054
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock Purchase Rights	NASDAQ

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates: (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

N/A

(Title of class)

EXPLANATORY NOTE

This Form 8-A/A is filed by Avis Budget Group, Inc., a Delaware corporation (the “Company”), to supplement and amend the information set forth on the Form 8-A filed by the Company on January 28, 2020.

Item 1.	Description of Registrant’s Securities to be Registered.

On May 20, 2020, the Company and Computershare Inc., as rights agent (the “Rights Agent”), entered into an amendment (the “Amendment”) to that certain Rights Agreement, dated as of January 27, 2020, between the Company and the Rights Agent (the “Rights Agreement”).

The Amendment accelerates the expiration of the Company’s common share purchase rights (the “Rights”) under the Rights Agreement from the Close of Business (as such term is defined in the Rights Agreement) on January 26, 2021 to the Close of Business on May 22, 2020, and the Rights Agreement will terminate at such time. At the time of the termination of the Rights Agreement, all of the Rights distributed to holders of the Company’s common stock pursuant to the Rights Agreement will expire.

The foregoing summary of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, a copy of which is attached as Exhibit 4.2 hereto and is incorporated herein by reference.

Item 2.	Exhibits.

Exhibit No.	Description of Exhibit

4.1	Rights Agreement, dated as of January 27, 2020, between Avis Budget Group, Inc. and Computershare Inc., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on January 28, 2020).

4.2	Amendment No. 1, dated as of May 20, 2020, to Rights Agreement, dated as of January 27, 2020, between Avis Budget Group, Inc. and Computershare Inc. (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on May 21, 2020).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

AVIS BUDGET GROUP, INC.

By:	/s/ Jean M. Sera
	Name:	Jean M. Sera
	Title:	Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary

Date: May 21, 2020